Exhibit 21.0

The following is a list of subsidiaries of the Company, omitting some subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary.

Name of Subsidiary	Jurisdiction of Organization
Actavis Pharma Holding 4 ehf	Iceland
Allergan UK Group limited	United Kingdom
Medis ehf.	Iceland
Mepha Schweiz AG	Switzerland
Merckle GmbH	Germany
Norton (Waterford) Limited	Ireland
PLIVA HRVATSKA d.o.o.	Croatia
Plus Chemicals, branch of Teva Pharmaceuticals International GmbH	Switzerland
Ratiopharm GmbH	Germany
Teva API B.V.	Netherlands
Teva Canada Limited	Canada
Teva Capital Services Switzerland GmbH	Switzerland
Teva Czech Industries s.r.o	Czech Republic
Teva Finance Services B.V.	Curacao
Teva Finance Services II B.V.	Curacao
Teva GmbH	Germany
Teva Italia S.r.l	Italy
Teva Limited Liability Company	Russia
Teva Operations Poland	Poland
Teva Pharma S.L.U	Spain
Teva Pharmaceuticals Europe B.V.	Netherlands
Teva Pharmaceuticals International GmbH	Switzerland
Teva Pharmaceuticals USA, Inc.	United States
Teva Pharm. Works Private Ltd. Company	Hungary
Teva Santé SAS	France
Teva Takeda Pharma Ltd.	Japan
Teva Takeda Yakuhin Ltd.	Japan
Teva UK Limited	United Kingdom